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                 August 22, 2023

       Randall Fowler
       Chief Executive Officer
       Enterprise Products Partners L.P.
       1100 Louisiana Street, 10th Floor
       Houston, TX 77002

                                                        Re: Enterprise Products
Partners L.P.
                                                            Registration
Statement on Form S-3
                                                            Filed August 10,
2023
                                                            File No. 333-273870

       Dear Randall Fowler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Daniel Morris, Legal
       Branch Chief, at (202) 551-3314 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              David C. Buck, Esq.